Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MORGANS HOTEL GROUP CO.

MORGANS HOTEL GROUP CO., a Delaware corporation, hereby certifies as follows:

FIRST.  The name of the corporation is Morgans Hotel Group Co.  The date of filing of its original certificate of incorporation with the Secretary of State was October 19, 2005.

SECOND.  This amended and restated certificate of incorporation amends, restates and integrates the provisions of the certificate of incorporation of said corporation and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by written consent of the sole stockholder of all of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD.  The text of the certificate of incorporation is hereby amended and restated to read herein as set forth in full:

ARTICLE FIRST.  The name of the corporation is Morgans Hotel Group Co.

ARTICLE SECOND.  The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THIRD.  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOURTH.  The total number of shares of all classes of stock which the corporation shall have authority to issue is 240,000,000, of which 200,000,000 shares of the par value of $0.01 per share shall be designated as Common Stock and 40,000,000 shares of the par value of $0.01 per share shall be designated as Preferred Stock.

Shares of Preferred Stock may be issued in one or more series from time to time as determined by the board of directors, and the board of directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

(a)           the distinctive serial designation of such series which shall distinguish it from other series;

(b)           the number of shares included in such series;

(c)           the dividend rate (or method of determining such rate) payable to the holders of the shares of such series and, if so, the basis on which such holders shall be entitled to receive dividends, any conditions on which such dividends shall be payable and the date or dates, if any, on which such dividends shall be payable;

(d)           whether dividends on the shares of such series shall be cumulative and, if so, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(e)           the amount or amounts, if any, which shall be payable out of the assets of the corporation to the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of the shares of such series;

(f)            the price or prices (in cash, securities or other property or a combination thereof) at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

(g)           the obligation, if any, of the corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices (in cash, securities or other property or a combination thereof) at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(h)           whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation or other securities or property of the corporation or any other entity, and the price or prices (in cash, securities or other property or a combination thereof) or rate or rates of exchange or conversion and any adjustments applicable thereto;

(i)            whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights, which may provide, among other things and subject to other provisions of this Amended and Restated Certificate of Incorporation, that each share of such series shall carry one vote or more or less than one vote per share, that the holders of such series shall be entitled to vote on certain matters as a separate class (which for such purpose may be comprised solely of such series or of such series and one or more other series or classes of stock of the corporation) and that all shares of such series entitled to vote on a particular matter shall be deemed to be voted on such matter in the manner that a specified portion of the voting power of the shares of such series of separate class are voted on such matter; and

(j)            any other related rights, preferences and limitations of the shares of the series not inconsistent herewith or with applicable law.

For all purposes, this Amended and Restated Certificate of Incorporation shall include each certificate of designations (if any) setting forth the terms of a series of Preferred Stock.

                                Subject to the rights, if any, of the holders of any series of Preferred Stock set forth in a certificate of designations, an amendment of this Amended and Restated Certificate of Incorporation to increase or decrease the number of authorized shares of any series of Preferred Stock (but not below the number of shares thereof then outstanding) may be adopted by resolution adopted by the board of directors of the corporation and approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Common Stock of the corporation and all other outstanding shares of stock of the corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law or any similar provision hereafter enacted, with such outstanding shares of Common Stock and other stock considered for this purpose as a single class, and no vote of the holders of any series of Preferred Stock, voting as a separate class, shall be required therefor.

                                Except as otherwise required by law or provided in the certificate of designations for the relevant series, holders of Common Shares, as such, shall not be entitled to vote on any amendment of this Amended and Restated Certificate of Incorporation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon as a separate class pursuant to this Amended and Restated Certificate of Incorporation or pursuant to the Delaware General Corporation law as then in effect.

ARTICLE FIFTH.  All corporate powers shall be exercised by the board of directors of the corporation, except as otherwise specifically required by law or as otherwise provided in this Amended and Restated Certificateof Incorporation.  Any meeting of stockholders may be postponed by action of the board of directors at any time in advance of such meeting.  The board of directors of the corporation shall have the power to adopt such rules and regulations for the conduct of the meetings and management of the affairs of the corporation as they may deem proper and the power to adjourn any meeting of stockholders without a vote of the stockholders, which powers may be delegated by the board of directors to the chairman of such meeting either in such rules and regulations or pursuant to the by-laws of the corporation.

Special meetings of stockholders of the corporation may be called at any time by, but only by, the board of directors of the corporation, to be held at such date, time and place either within or without the State of Delaware as may be stated in the notice of the meeting.

The board of directors of the corporation is authorized to adopt, amend or repeal by-laws of the corporation.  No adoption, amendment or repeal of a by-law by action of stockholders shall be effective unless approved by the affirmative vote of the holders of not less than 66 2/3% of the voting power of all outstanding shares of Common Stock of the corporation and all other outstanding shares of stock of the corporation entitled to vote on such matter, with such outstanding shares of Common Stock and other stock considered for this purpose as a single class.  Any vote of stockholders required by this Article FIFTH shall be in addition to any other vote of stockholders that may be  required by law, this Amended and Restated Certificate of Incorporation, the by-laws of the corporation, any agreement with a national securities exchange or otherwise.

ARTICLE SIXTH.  Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the corporation.

ARTICLE SEVENTH.  Vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause (other than vacancies and newly created directorships which the holders of any class or classes of stock or series thereof are expressly entitled by this Amendedand Restated Certificateof Incorporation to fill) shall be filled by, and only by, a majority of the directors then in office, although less than a quorum, or by the sole remaining director.  Any director appointed to fill a vacancy or a newly created directorship shall hold office until the next election of the directors, and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Notwithstanding the foregoing, in the event that the holders of any class or series of Preferred Stock of the corporation shall be entitled, voting separately as a class, to elect any directors of the corporation, then the number of directors that may be elected by such holders voting separately as a class shall be in addition to the number fixed pursuant to a resolution of the board of directors of the corporation.  Except as otherwise provided in the terms of such class or series, (i) the terms of the directors elected by such holders voting separately as a class shall expire at the annual meeting of stockholders next succeeding their election and (ii) any director or directors elected by such holders voting separately as a class may be removed, with or without cause, by the holders of a majority of the voting power of all outstanding shares of stock of the corporation entitled to vote separately as a class in an election of such directors.

ARTICLE EIGHTH.  From and after the consummation of the initial public offering of the shares of Common Stock of the corporation, no action of stockholders of the corporation required or permitted to be taken at any annual or special meeting of stockholders of the corporation may be taken without a meeting of stockholders, without prior notice and without a vote, and the power of stockholders of the corporation to consent in writing to the taking of any action without a meeting is specifically denied.  Notwithstanding this Article EIGHTH, the holders of any series of Preferred Stock of the corporation shall be entitled to take action by written consent to such extent, if any, as may be provided in the terms of such series.

ARTICLE NINTH.  No provision of Article FIFTH, SEVENTH, EIGHTH, or TENTH or of this Article NINTH shall be amended, modified or repealed, and no provision inconsistent with any such provision shall become part of this Amended and Restated Certificate of Incorporation, unless such matter is approved by the affirmative vote of the holders of not less than 66 2/3% of the voting power of all outstanding shares of Common Stock of the corporation and all other outstanding shares of stock of the corporation entitled to vote on such matter, with such outstanding shares of Common Stock and other stock considered for this purpose as a single class.  Any vote of stockholders required by this Article NINTH shall be in addition to any other vote of the stockholders that may be required by law, this Amended and Restated Certificate of Incorporation, the by-laws of the corporation, any agreement with a national securities exchange or otherwise.

ARTICLE TENTH.  A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended.  No amendment, modification or repeal of this Article TENTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

IN WITNESS WHEREOF, Morgans Hotel Group Co. has caused this certificate to be signed by Marc Gordon, its Chief Investment Officer and Executive Vice President of Capital Markets, on the 9th day of February, 2006.

MORGANS HOTEL GROUP CO.

By	/s/ MARC GORDON
Marc Gordon